                                                                     Exhibit 4.1




                     _____________________________________


                             CAL FED BANCORP INC.


                                      AND


                           THE CHASE MANHATTAN BANK


                         AMENDMENT TO RIGHTS AGREEMENT


                          DATED AS OF AUGUST 30, 1996


                    _______________________________________

                         AMENDMENT TO RIGHTS AGREEMENT
                         -----------------------------


     THIS AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made as of this 30th day of August, 1996 by and between Cal Fed Bancorp Inc., a Delaware corporation (the "Corporation"), and The Chase Manhattan Bank, a New York banking corporation (the "Rights Agent"), with reference to the following facts and circumstances:

     A. The Corporation has entered into an Agreement and Plan of Merger dated as of July 27, 1996 (as the same may be amended from time to time, the "Merger Agreement"), with First Nationwide Holdings Inc., a Delaware corporation ("FNH"), and California Federal Bank, A Federal Savings Bank, a wholly-owned subsidiary of the Corporation (the "Bank"), pursuant to which, among other things, a newly-formed subsidiary of FNH will merge with and into the Corporation (the "Merger") and the former stockholders of the Corporation will receive cash and other consideration.

     B. As an inducement to the willingness of FNH to enter into the Merger Agreement, the Corporation and FNH entered into a Stock Option Agreement, dated as of July 27, 1996 (the "Option Agreement"), pursuant to which the Corporation granted to FNH an option (the "Option"), which is exercisable only upon the occurrence of certain events described in the Option Agreement, to purchase up to 9,829,992 fully paid and nonassessable shares of the Corporation's common stock (the "Option Shares") at a price per share of $21.375.

     C. The Corporation and the Rights Agent are parties to a Rights Agreement dated as of February 16, 1996 (the "Rights Agreement").

     D.  Pursuant to the definition of "Acquiring Person" contained in Section
1.1 of the Rights Agreement and used herein with the same meaning, the Board of Directors of the Corporation has approved, for purposes of the Rights Agreement, the execution and delivery of the Merger Agreement and the Option Agreement and the consummation of the transactions contemplated thereby, including, but not limited to, the Merger and the issuance of the Option Shares upon exercise of the Option (collectively, the "Merger Transactions"), with the intent and effect that none of the Merger Transactions shall result in (i) any person becoming an Acquiring Person, (ii) the occurrence of a Distribution Date (as defined in the Rights Agreement), (iii) the Rights (as defined in the Rights Agreement) becoming exercisable, or (iv) the occurrence of a Shares Acquisition Date (as defined in the Rights Agreement).

     E. The parties desire to amend the Rights Agreement in the respects hereafter set forth as contemplated by the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. Section 1.17 of the Rights Agreement is hereby amended to read in its entirety as follows: "'Final Expiration Date' means the earlier of (i) the 'Effective Time,' as defined in the Agreement and Plan of Merger dated as of July 27, 1996, by and among First Nationwide Holdings Inc., a Delaware corporation, California Federal Bank, a Federal Savings Bank, and the Corporation, as the same may be amended from time to time, or (ii) the Close of Business on February 16, 2006."

     2. Clause (i) of Section 7.1 of the Rights Agreement is hereby amended to read in its entirety as follows: "(i) the Final Expiration Date,".

     3. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties herein have caused this Agreement to be duly executed and attested, all as of the date and year first above written.


                                CAL FED BANCORP INC.
Attest:



By:/s/TRUDE TSUJIMOTO           By:  /s/ DOUGLAS J. WALLIS
   ------------------------          ---------------------------
Name: Trude Tsujimoto           Name:  Douglas J. Wallis
Title: Senior Vice President    Title: Executive Vice
                                       President



                                THE CHASE MANHATTAN BANK
Attest:



By:/s/GERALD M. RIZZO           By:  /s/ ERIC LEASON
   ------------------------          ---------------------------
Name: Gerald M. Rizzo           Name:  Eric Leason
Title: Financial Manager        Title: Vice President


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